EXHIBIT 99.1

Simmons First National Corporation Announces Resumption of Stock Repurchase Program

PINE BLUFF, Ark., Oct. 22, 2020 (GLOBE NEWSWIRE) -- Simmons First National Corporation (Nasdaq: SFNC) (“Company”), parent corporation of Simmons Bank, announced today the resumption of the Company’s previously approved stock repurchase program (“Program”).  The Program, which was originally authorized by the Board in October 2019 and amended by the Board in March 2020, allows for the repurchase of up to $180 million of the Company’s Class A common stock (“Common Stock”). The Company has not made any repurchases under the Program since March 31, 2020. As of October 22, 2020, the Company has repurchased Common Stock with an aggregate purchase price of $103,435,703, leaving $76,564,297 available for Common Stock repurchases under the Program. The timing, pricing, and amount of any repurchases under the Program will be determined by the Company’s management at its discretion based on a variety of factors, including, but not limited to, trading volume and market price of the Common Stock, corporate considerations, the Company’s working capital and investment requirements, general market and economic conditions, and legal requirements. The Program does not obligate the Company to repurchase any Common Stock and may be modified, discontinued, or suspended at any time without prior notice. The Program will terminate on October 31, 2021 (unless terminated sooner).

About Simmons First National Corporation

Simmons First National Corporation is a financial holding company headquartered in Pine Bluff, Arkansas, with total consolidated assets of approximately $21.4 billion as of September 30, 2020, conducting financial operations in Arkansas, Illinois, Kansas, Missouri, Oklahoma, Tennessee and Texas. The Company, through its subsidiaries, offers comprehensive financial solutions delivered with a client-centric approach. The Company’s common stock trades on the NASDAQ Market under the symbol “SFNC.”

Forward-Looking Statements

Some of the statements in this news release may not be based on historical facts and should be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by reference to future periods or by the use of forward-looking terminology, such as “believe,” “budget,” “expect,” “foresee,” “anticipate,” “intend,” “indicate,” “target,” “estimate,” “plan,” “project,” “continue,” “contemplate,” “positions,” “prospects,” “predict,” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could,” “might” or “may,” or by variations of such words or by similar expressions. These forward-looking statements include, without limitation, statements relating to the Company’s future growth, profitability, and stock repurchase program. Any forward-looking statement speaks only as of the date of this news release, and the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date of this news release. By nature, forward-looking statements are based on various assumptions and involve inherent risk and uncertainties. Various factors, including, but not limited to, changes in economic conditions, credit quality, interest rates, loan demand, deposit flows, the assumptions used in making the forward-looking statements, the securities markets generally and the price of the Company’s common stock specifically, could cause actual results to differ materially from those contemplated by the forward-looking statements. Additional factors are included in the Company’s Form 10-K for the year ended December 31, 2019, and Form 10-Q for the quarter ended June 30, 2020, which have been filed with, and are available from, the U.S. Securities and Exchange Commission.

FOR MORE INFORMATION CONTACT:
Stephen C. Massanelli
EVP, Chief Administrative Officer and Investor Relations Officer
Simmons First National Corporation
steve.massanelli@simmonsbank.com